Exhibit 99.1

Press

Release

mailto:mpatten@ctlc.com
Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA APPOINTS GEORGE R. BROKAW AND R. BLAKESLEE GABLE TO ITS BOARD OF DIRECTORS AND ANNOUNCES RETIREMENT OF TWO DIRECTORS IN APRIL 2019

DAYTONA BEACH, Fla. – October 18, 2018 – Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the appointment of George R. Brokaw and R. Blakeslee “Blake” Gable to the Company’s Board of Directors (the “Board”), such appointment to be effective as of October 22, 2018.

Mr. Brokaw is a Managing Partner of the investment firm Trafelet Brokaw & Co., LLC.  Prior to forming Trafelet Brokaw & Co., Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC.  Mr. Brokaw’s prior experience also includes roles as Managing Director and Head of Private Equity at Perry Capital, L.L.C. and Managing Director (M&A) at Lazard Frères & Co. LLC.  Mr. Brokaw currently serves on the board of directors of Alico, Inc. (NYSE: ALCO), DISH Network Corporation (NASDAQ: DISH) and Modern Media Acquisition Corp. (NASDAQ: MMDM).  Mr. Brokaw will serve on the Board’s audit and compensation committees.

Mr. Gable is the Chief Executive Officer of Barron Collier Companies (the “Collier Companies”), a fourth-generation private investment, agriculture, and land development company based in Naples, Florida.  Mr. Gable began his career with the Collier Companies in 1999, serving various leadership roles including project manager during the establishment of the Ave Maria, Florida community and as vice president of mineral management and real estate.  The assets of the Collier Companies include approximately 1.3 million square feet of commercial properties, approximately 85,000 acres of private land holdings, and one of South Florida’s largest citrus operations.  Prior to joining the Collier Companies, Mr. Gable served as the legislative director for United States Representative Ed Pastor of Arizona.  Mr. Gable will serve on the Board’s audit and governance committees.

Laura M. Franklin, Chairman of the Board, stated, “We are very pleased to welcome George and Blake to the Board, and we feel fortunate to have directors with their background and experience.” Ms. Franklin continued, “Their knowledge and experience align exceptionally well with the criteria established by the Board, and the needs of the Company at this point in the execution of our strategic business plan.”

The Company also announced that William L. Olivari, and Thomas P. Warlow, who have served on the Board since 2008 and 2010, respectively, will be retiring from the Board at the end of their current one-year term, and thus will not stand for re-election at the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”), as required by the Company’s bylaws.

Laura M. Franklin, Chairman of the Board, stated, “We are grateful to Bill and Tom for their many years of dedicated and outstanding service to the Company and its shareholders.”  Ms. Franklin continued, “Their knowledge and experience have been invaluable to the Company and contributed greatly to the achievements of the Company during their tenure.  We wish Bill and Tom all the very best in their future endeavors.”

As a result of the noted appointments of Messrs. Brokaw and Gable, the size of the Company’s Board will temporarily expand to nine members.  The Company currently anticipates reducing the size of the Board back to seven members as of the completion of the election of directors in connection with the 2019 Annual Meeting.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns approximately 2.3 million square feet of income properties in diversified markets in the United States, as well as nearly 5,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations which are available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.